Exhibit 3.1
AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOCUS IMPACT ACQUISITION CORP.
Pursuant to Section 242 of the
Delaware General Corporation Law

FOCUS IMPACT ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.
The name of the Corporation is “Focus Impact Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 23, 2021 (the “Original Certificate”). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 27, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.
This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b)    Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on April 23, 2021 (as amended, the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by August 1, 2023 (or May 1, 2024, if applicable under the provisions of this Section 9.1(b)) (in any case, such date being referred to as the “Termination Date”),  and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are members or affiliates of Focus Impact Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

Notwithstanding the foregoing or any other provisions of the Amended and Restated Certificate, in the event that the Corporation has not consummated a Business Combination within twenty-one months from the consummation of the Offering, the Corporation may, without another stockholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to nine times by an additional one month each time after the twenty-first month from the closing of the Offering, by resolution of the Board, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until thirty months from the closing of the Offering, provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit the lesser of (a) $162,500 or (b) $0.0325 for each then-outstanding share of Class A Common Stock into the Trust Account for each such monthly extension, for an aggregate deposit of up to the lesser of (a) $1,462,500 or (b) $0.2925 for each then-outstanding share of Class A Common Stock (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory note or convert a portion or all of the amounts loaned under such promissory note into warrants, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Offering. If the Corporation does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

5.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d)          In the event that the Corporation has not consummated an initial Business Combination by August 1, 2023 (or May 1, 2024, if applicable under the provisions of Section 9.1(b)), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

6.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate of Incorporation (i) that would modify the substance or timing of the Corporation’s obligation to provide Public Stockholders the right to have their shares of Class A Common Stock redeemed in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by August 1, 2023 (or May 1, 2024, if applicable under the provisions of Section 9.1(b)) or (ii) with respect to any other provisions relating to the rights of holders of the Class A Common Stock, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

IN WITNESS WHEREOF, Focus Impact Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 26th day of April, 2023.
FOCUS IMPACT ACQUISITION CORP.

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:	Chief Executive Officer